EXHIBIT 3.6

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

AGROFRESH SOLUTIONS, INC.

The Amended and Restated Bylaws, as amended (the “Bylaws”), of AgroFresh Solutions, Inc., a Delaware corporation (the “Corporation”), are hereby amended, pursuant to action duly taken by the board of directors of the Corporation on the date hereof, by deleting Section 2.5(d) of the Bylaws in its entirety and replacing it with the following new Section 2.5(d):

“(d)    Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of such Preferred Stock, at all meetings of stockholders at which a quorum is present, a nominee for director shall be elected to the Board if a majority of the votes cast are in favor of such nominee’s election; provided, however, that if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders held to elect directors and entitled to vote on such election of directors. For purposes of the immediately preceding sentence, a majority of the votes cast in respect of the election of any director means that the number of votes cast “for” such director’s election must exceed the number of votes cast “against” such director’s election, and an abstention or broker non-vote will not count as a vote “for” or “against” a director’s election. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.”

Except as hereby amended, the Bylaws shall remain the same.

Adopted: November 2, 2017